August 27, 2012

Re: Notice to Delaware Members Regarding the 2012 Delaware Member Director Election

Dear Member:

On June 27, 2012 the Federal Home Loan Bank of Pittsburgh (“Bank”) sent you a letter announcing that its Board of Directors has two open Member Directorships from Delaware for three-year terms commencing on January 1, 2013. The Bank received just two nominees for the two open positions. Pursuant to Federal Housing Finance Agency (“Finance Agency”) regulation, if the number of nominees for Member Directorships in any particular State is equal to or fewer than the number of member Directorships to be filled in that year’s election, those nominees will be considered automatically elected.

Therefore, the nominees declared elected to serve on the Board as Delaware Member Directors for terms beginning January 1, 2013 are:

(1)	Carlos M. Garcia, Senior Executive Vice President, Sovereign Bank, N.A. has been elected to serve a three-year term on the Board beginning January 1, 2013, and ending December 31, 2015.

(2)	Gary T. Prizzia, Treasurer, Genworth Life Insurance Company has been elected to serve a three-year term on the Board beginning January 1, 2013, and ending December 31, 2015.

While Delaware members will not have a Member Director election this year, they will still participate in the district-wide election of Independent Directors. There are three Independent Directorships up for election this year, and the election for the Independent Directors will open in early October.

If you have any questions regarding the Director election process, please contact Caitlin Vile at 412-288-7316 or me at 412-288-2833.

Sincerely,

Dana A. Yealy
Managing Director, General Counsel and Corporate Secretary